                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              DESKTOP DATA, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                 The Board of Directors of Desktop Data, Inc.
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                              DESKTOP DATA, INC.
                               80 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders of Desktop Data,
 Inc.:

  The Annual Meeting of Stockholders of Desktop Data, Inc. (the
"Corporation"), a Delaware corporation, will be held on Thursday, May 30, 1996 at 10:00 a.m., local time, at The Marriott located at 1 Mall Road, Burlington, Massachusetts 01803, for the following purposes:

    1. To elect two (2) Class I directors to serve for a three-year term or until their successors are elected and qualified.

    2. To consider and approve an amendment to the Corporation's 1995 Non-Employee Director Stock Option Plan (the "Director Plan") to increase the initial grant under the Director Plan from 5,000 to 20,000 shares of the Corporation's Common Stock.

    3. To ratify the selection of the firm of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1996.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on April 16, 1996 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          Lawrence S. Wittenberg
                                          Secretary

Burlington, Massachusetts
April 26, 1996

                              DESKTOP DATA, INC.
                               80 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                APRIL 26, 1996

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Desktop Data, Inc., a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 30, 1996, at 10:00 a.m., local time, at The Marriott, 1 Mall Road, Burlington, Massachusetts 01803.

  Only stockholders of record at the close of business on April 16, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. As of that date, 8,543,325 shares of common stock, $.01 par value per share (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before its exercise by:
(i) delivering written revocation or a later dated proxy to the Secretary of the Corporation; or (ii) attending the Annual Meeting and voting in person.

  The representation in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  The persons named as attorneys-in-fact in the proxies are officers and/or directors of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors and approve an amendment to the Corporation's 1995 Non-Employee Director Stock Option Plan, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

  The Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1995, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 29, 1996.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Corporation, owned beneficially more than 5% of the Common Stock of the Corporation outstanding at such date; (ii) the name of each director or nominee; and (iii) the name of each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers," the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for all officers, directors and nominees as a group.

                  NAME AND ADDRESS                AMOUNT AND NATURE   PERCENT
                OF BENEFICIAL OWNER                OF OWNERSHIP(1)  OF CLASS(2)
                -------------------               ----------------- -----------
   Donald L. McLagan(3)..........................     2,107,791       24.67%
    c/o Desktop Data, Inc.
    80 Blanchard Road
    Burlington, MA 01803
   A. Baron Cass, III(4).........................       143,937        1.68%
   Peter P. Homans...............................        27,242          *
   Rory J. Cowan.................................           --           *
   Ellen Carnahan(5).............................       374,620        4.38%
    c/o William Blair Venture Partners III
    222 West Adams Street
    Chicago, IL 60606
   Mitchell E. Kertzman..........................           --           *
   Edward R. Siegfried...........................       157,110        1.84%
   Daniel F. X. O'Reilly.........................       188,221        2.20%
   Clifford M. Pollan............................       153,332        1.79%
   All officers, directors and nominees as a          3,152,253       36.90%
    group
    (nine persons)(3)(4)(5)......................

- --------
 * Less than 1%
(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(2) Applicable percentage of ownership as of the Record Date is based upon 8,543,325 shares of Common Stock outstanding on such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3) Includes 414,442 shares held in trust for the benefit of Mr. McLagan's two children, of which Mr. McLagan's wife is the sole trustee. Mr. McLagan disclaims beneficial ownership of such shares.
(4) Includes 38,971 shares held by Prime Petroleum, Inc. Profit Sharing Trust, of which Mr. Cass is the sole trustee, and of which he and his spouse are the sole beneficiaries, and 25,000 shares held by Sands Partnership No. 1 Money Purchase Pension Plan, of which Mr. Cass is a co-trustee but not a beneficiary. Mr. Cass disclaims beneficial ownership of shares held by Sands Partnership No. 1 Money Purchase Pension Plan.
(5) Includes 374,620 shares held by William Blair Venture Partners III ("Blair"). The general partner of Blair is Blair Management. Ms. Carnahan is general partner of Blair Management, and therefore may be deemed to share voting and investment power with respect to the shares held by Blair. Ms. Carnahan disclaims beneficial ownership of such shares, except to the extent of her proportionate interest in Blair.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is currently fixed at six members. The Board of Directors is divided into three classes, each of which consists of two directors. Each director serves for a three-year term. However, each Class II and Class III director will serve for an initial term ending at the Annual Meeting of Stockholders to be held in 1997 and 1998, respectively. The Class I directors' term will expire at this Meeting. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal. Messrs. Mitchell E. Kertzman and A. Baron Cass III are the Class I directors; Mr. Peter P. Homans and Ms. Ellen Carnahan are the Class II directors; and Messrs. Donald L. McLagan and Rory J. Cowan are the Class III directors.

  The Board of Directors has nominated and recommended that Messrs. Kertzman and Cass, who are currently members of the Board of Directors, be elected Class I directors, to hold office until the 1999 Annual Meeting of Stockholders or until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for nominees named below.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth the nominees to be elected at the meeting and, for each director whose term of office will extend beyond the meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Corporation, the year the nominee's or director's term will expire and class of director of each nominee and each director:

     NOMINEE'S OR DIRECTOR'S
NAME AND YEAR NOMINEE OR DIRECTOR        POSITION(S) WITH         YEAR TERM  CLASS OF
     FIRST BECAME A DIRECTOR              THE CORPORATION        WILL EXPIRE DIRECTOR
- ---------------------------------        ----------------        ----------- --------
NOMINEES:
Mitchell E. Kertzman.......        Director                         1996        I
 1996
A. Baron Cass III..........        Director                         1996        I
 1989
CONTINUING DIRECTORS:
Ellen Carnahan.............        Director                         1997        II
 1991
Peter P. Homans............        Director                         1997        II
 1989
Donald L. McLagan..........        Chairman, President, Chief       1998       III
 1988                              Executive Officer and
                                   Director
Rory J. Cowan..............        Director                         1998       III
 1993

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the director nominees to be elected at the meeting, the directors and the executive officers of the Corporation, their ages, and the positions currently held by each such person with the Corporation.

   NAME                                AGE                POSITION
   ----                                ---                --------
Donald L. McLagan.....................  54 Chairman, President, Chief Executive
                                           Officer and Director
Edward R. Siegfried...................  51 Vice President--Finance and
                                           Operations, Treasurer and Assistant
                                           Secretary
Clifford M. Pollan....................  39 Vice President--Sales and Marketing
Daniel F.X. O'Reilly, Ph.D. ..........  49 Vice President--Development
A. Baron Cass, III(2).................  52 Director
Mitchell E. Kertzman(1)...............  47 Director
Peter P. Homans(1)....................  44 Director
Ellen Carnahan(2).....................  40 Director
Rory J. Cowan(1)(2)...................  43 Director

- --------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Mr. McLagan is the founder of the Corporation and has been President and a director since its inception in 1988. Mr. McLagan was elected Chairman and Chief Executive Officer in June 1995. From 1985 to 1988, Mr. McLagan was Vice President and General Manager of the Information Services Division of Lotus Development Corporation, a computer software company. From 1969 to 1984, Mr. McLagan was employed by Data Resources, Inc., an economic information service company, most recently as Executive Vice President.

  Mr. Siegfried joined the Corporation in 1989 as a Vice President, Treasurer and Assistant Secretary and was elected Vice President--Finance and Operations in May 1995. From 1985 to 1989, Mr. Siegfried served as the Vice President responsible for finance, administration and operations at Softbridge Microsystems, Inc., a computer software development company. From 1974 to 1985, Mr. Siegfried was the Senior Vice President--Finance and Administration of Data Resources, Inc. Mr. Siegfried is a certified public accountant and from 1967 to 1974 was employed by Arthur Andersen LLP, most recently as Audit Manager.

  Mr. Pollan joined the Corporation in 1989 as a Vice President and was elected Vice President--Sales and Marketing in May 1995. From 1986 to 1989, Mr. Pollan was a Director of Sales at Lotus Development Corporation. From 1985 to 1986, Mr. Pollan was the Vice President of Sales of Isys Corporation, a financial information company, and from 1978 to 1985 was employed by Data Resources, Inc., most recently as a Director of Consulting.

  Dr. O'Reilly joined the Corporation in 1989 as a Vice President and was elected Vice President--Development in May 1995. From 1979 to 1989, Dr. O'Reilly was the Vice President of the Information System Development Group of Data Resources, Inc. From 1975 through 1979, Dr. O'Reilly held various teaching positions in the Mathematics Departments of Marquette University, Simmons College and Boston College.

  Mr. Cass has served on the Board of Directors of the Corporation since November 1989. Mr. Cass has been a general partner of CCS & Associates, L.P., an investment general partnership, since 1983. Mr. Cass is also currently a general partner of C3 Holdings, L.L.C., a private merchant banking firm, a general partner of Equity Analysts,

L.P., a real estate investment partnership, and a general partner of Sands Partnership No. 1, L.P., an investment partnership. Previously, Mr. Cass was a Vice President with the investment firms of Goldman, Sachs & Co. and Bear Stearns & Co., Inc.

  Mr. Kertzman has served as a director of the Corporation since January 1996. Mr. Kertzman co-founded the Powersoft Division of Sybase, Inc., a publicly-traded software company in 1974 and has been its Chief Executive Officer since that date. Mr. Kertzman became the Executive Vice President and a director of Sybase, Inc. in February, 1995. Mr. Kertzman is also a director of Shiva Corporation, the Massachusetts Taxpayers Foundation, the New England Council and the United Way of Massachusetts. He is also a member of the Massachusetts Business Roundtable and the New England Advisory Council of the Federal Reserve Bank of Boston.

  Mr. Homans has served on the Board of Directors of the Corporation since November 1989. Mr. Homans has been a general partner of Pangaea, L.P., an investment fund, since 1993. From 1990 to 1993, Mr. Homans was the President of Homans Research, Inc., a private investment research firm, which he founded. Prior to that time, Mr. Homans was a broker with H.C. Wainwright & Co., Inc., a brokerage firm with which he remains affiliated.

  Ms. Carnahan has served on the Board of Directors of the Corporation since March 1991. Ms. Carnahan has been a general partner of William Blair Venture Partners III, a venture capital firm, since 1988. Prior to 1988, Ms. Carnahan was Vice President of Marketing and Planning at SPSS, Inc., an applications software company.

  Mr. Cowan has served on the Board of Directors of the Corporation since May 1993. Mr. Cowan has been an Executive Vice President of R.R. Donnelley & Sons Company, a supplier of commercial print and print-related services, since 1991 and was a Group President from 1989 to 1991. Mr. Cowan has also been the Chief Executive Officer of Stream International Inc., a software services company, since April 1995.

  Executive officers of the Corporation are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met 6 times during the fiscal year ended December 31, 1995. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors during fiscal 1995. The Corporation established an Audit Committee and a Compensation Committee during fiscal 1995. The Audit Committee of the Board of Directors, of which Messrs. Cass and Cowan and Ms. Carnahan are currently members, is responsible for reviewing the results and scope of audits and other services provided by the Corporation's independent auditors. The Audit Committee did not meet during fiscal 1995. The Compensation Committee, whose members currently are Messrs. Kertzman, Homans and Cowan, makes recommendations concerning the salaries and incentive compensation of employees and consultants to the Corporation and administers the Corporation's stock plans. The Compensation Committee met once during fiscal 1995. The Board of Directors does not currently have a standing nominating committee.

     COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Corporation in all capacities during the fiscal years ended December 31, 1995 and 1994 to (i) the Corporation's Chief Executive Officer and (ii) each of the other three most highly compensated executive officers of the Corporation who received total annual salary and bonus in excess of $100,000 in fiscal 1995 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                               --------------------------------
                                                                   ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR  SALARY   BONUS  COMPENSATION(1)
- ---------------------------               ---- -------- ------- ---------------
Donald L. McLagan........................ 1995 $124,150              $ 739
 Chairman, President, Chief Executive     1994  115,500     --         289
  Officer, and Director
Edward R. Siegfried...................... 1995  124,150                739
 Vice President, Finance and Operations,  1994  115,500     --         289
  Treasurer and Assistant Secretary
Clifford M. Pollan....................... 1995  124,150 $28,504        739
 Vice President--Sales and Marketing      1994  115,500  45,157        271
Daniel F.X. O'Reilly..................... 1995  124,150              1,490
 Vice President--Development              1994  115,500     --         289

- --------
(1) Represents matching contributions made by the Corporation to the Named Executive Officer under the Corporation's 401(k) plan.

  No Named Executive Officers exercised stock options during the year ended 1995, and as of December 31, 1995, none of the Named Executive Officers held any options to purchase Common Stock.

STOCK PLANS

  The Corporation currently has four stock ownership plans: the 1989 Stock Option Plan; the 1995 Stock Plan, the 1995 Employee Stock Purchase Plan and the 1995 Non-Employee Director Stock Option Plan. Although there are no proposed amendments to the 1989 Stock Option Plan, the 1995 Stock Plan or the 1995 Employee Stock Purchase, Rule 16b-3 under the Exchange Act, requires that certain information regarding the plans be furnished to stockholders of the Corporation. Following is a summary of the material features of the 1989 Stock Option Plan, the 1995 Stock Plan and the 1995 Employee Stock Purchase Plan. The 1995 Non-Employee Director Stock Option Plan is described in "Proposal 2, Amendment to the 1995 Non-Employee Director Stock Option Plan".

  1989 Stock Plan. The Corporation's 1989 Stock Plan (the "1989 Plan") was adopted by the Corporation's Board of Directors on July 17, 1989 and approved by the Corporation's stockholders on July 18, 1989. The Board of Directors voted in June 1995 to terminate the 1989 Plan upon the effective date of the Corporation's initial public offering on August 11, 1995. Therefore, no further options have been granted under the 1989 Plan since such date. Under the terms of the 1989 Plan, non-statutory stock options have been granted to employees, consultants and directors of the Corporation. Options granted under the 1989 Plan expire five years from the date of grant. Generally options issued under the 1989 Plan vest at a rate of 25% after one year, with the remainder vesting monthly over the next three years.

  1995 Stock Plan. The Corporation's 1995 Stock Plan (the "1995 Plan") was adopted by the Board of Directors on June 16, 1995 and approved by the stockholders on June 26, 1995. The 1995 Plan provides for the grant of incentive stock options to employees and the grant of non-statutory stock options, stock awards and purchase rights to employees, consultants, directors and officers of the Corporation. The 1995 Plan provides for the issuance of up to 625,000 shares. Generally, under the 1995 Plan, an award is not transferable by the awardholder except by will or by the laws of descent and distribution. No incentive stock option may be exercised more than 90 days following termination of employment unless the termination is due to death or disability, in which case the option is exercisable for a maximum of 180 days after such termination. Options granted under the 1995 Plan expire ten years from the date of grant or five years from the date of grant in the case of incentive stock options issued to employees holding more than 10% of the total combined voting power of the Corporation.

  The 1995 Plan and the 1989 Plan are administered by the Compensation Committee of the Board of Directors, which currently consists of disinterested directors of the Corporation. Subject to the provisions of such plans, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option, and (v) the time, manner and form of payment upon exercise of an option.

  1995 Employee Stock Purchase Plan. The 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan") was adopted by the Board of Directors on June 16, 1995 and approved by the Corporation's Stockholders on June 26, 1995. The 1995 purchase plan provides for the issuance of up to 175,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Corporation, except employees who own five percent or more of the Corporation's stock, whose customary employment is 20 hours or more per week and more than five months in any calendar year and who have completed at least one year of employment are eligible to participate in the 1995 Purchase Plan. Employees who own five percent or more of the Corporation's Common Stock and directors who are not employees of the Corporation may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Corporation to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month offering periods commencing on January 1 and July 1 of each year (each a "Plan Period"). In no case may an employee purchase more than 250 shares in any Plan Period. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the 1995 Purchase Plan at any time or upon termination of employment.

EMPLOYMENT AGREEMENTS

  Each of the Named Executive Officers has entered into a non-competition agreement with the Corporation, which restricts him from competing with the Corporation through June 28, 1996, unless his employment is terminated involuntarily without cause or in connection with a change of control of the Corporation.

BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

  This report is submitted by the Board of Directors of the Corporation, of which Mr. McLagan, the Corporation's Chairman, President and Chief Executive Officer, is a member. The Board of Directors administered the Corporation's executive compensation program during the fiscal year ended December 31, 1995. However, in August 1995, the Board of Directors established a Compensation Committee which is currently comprised of Messrs. Kertzman, Homans and Cowan, all of whom are non-employee directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for reviewing and administering the Corporation's stock plans and reviewing and approving compensation matters concerning the executive officers of the Corporation.

  Cash Compensation. The Corporation's executive officers received identical base salary of $124,150 in 1995. This reflects the Corporation's philosophy that each executive officer performs a different but equally important function in the Corporation's performance. The Compensation Committee followed this philosophy in setting base salary for each of the Corporation's executive officers in 1996, but may change this practice in the future if it ceases to be effective in attracting and retaining qualified executives.

  The Board of Directors attempts to keep the base salary for the Corporation's executive officers competitive by comparing it with those of other companies in the computer software industry and other companies with similar market capitalizations. The Board of Directors determines any increases in the base salary based on the Corporation's performance.

  Mr. Pollan, the Company's Vice President, Sales and Marketing, received in 1995, in addition to his base salary, a bonus which was based on a formula relating to the Corporation's new and renewal sales in 1995. In 1995, no other executive officer received or was entitled to earn any bonus, based on sales or otherwise.

  Equity Compensation. The Corporation's equity compensation program is designed to provide long-term incentives to executive officers to encourage executive officers to remain with the Corporation and to provide executives with the opportunity to obtain significant, long-term stock ownership. The Board of Directors generally grants options that become exercisable over a four-year period and only grants stock options with exercise prices equal to the fair market value of the Common Stock on the date of grant. In 1995, the Board of Directors did not grant any options to its executive officers due to their stock ownership levels.

  The Board of Directors' philosophy had been, in fiscal 1995 and the Compensation Committee's philosophy has been in fiscal 1996, to grant options to its executive officers in equal amounts, similar to the philosophy underlying the cash compensation program for executive officers. Again, should this practice cease to attract and retain qualified executives, the Compensation Committee will reevaluate the practice.

  Mr. McLagan's Compensation. As discussed above, it has been the philosophy of the Board of Directors to compensate Mr. McLagan equally with other executive officers. To date, Mr. McLagan has not received equity compensation due to his level of stock ownership.

  Other Benefits. The Corporation also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Corporation offers a stock purchase plan, under which employees may purchase Common Stock at a discount. The Corporation also maintains insurance and other benefit plans for its employees.

  Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction to $1 million for compensation paid to any of the executive officers unless certain requirements are met. The Board of Directors has considered these requirements and the proposed regulations. It is the Board of Directors' present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes by the Corporation. The Board of Directors believes that the Corporation's 1995 Stock Plan currently qualifies for an exception to the requirements of Section 162(m) and, subject to the prior sentence, will take whatever further action is necessary to satisfy Section 162(m) requirements for compensation paid pursuant to the 1995 Stock Plan.

RESPECTFULLY SUBMITTED BY THE BOARD OF DIRECTORS

  Mitchell E. Kertzman        Donald L. McLagan
  Peter P. Homans             Ellen Carnahan
  Rory J. Cowan               A. Baron Cass, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Corporation's Board of Directors has established a Compensation Committee currently consisting of Messrs. Kertzman, Homans and Cowan. During the fiscal year ended December 31, 1995, however, as has been disclosed above, the Board of Directors performed the functions of the Compensation Committee. During this period, Mr. McLagan, the Corporation's Chairman President, Chief Executive Officer and Director, participated in deliberations of the Corporation's Board of Directors concerning the compensation of executive officers. No executive officer of the Corporation served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Corporation.

COMPENSATION OF DIRECTORS

  During the fiscal year ended December 31, 1995, employee Directors did not receive cash compensation for their service as members of the Board of Directors. Non-employee Directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. Non-employee directors are also eligible for participation in the 1995 Non-Employee Director Stock Option Plan. See "Proposal 2, Amendment to the 1995 Non-Employee Director Stock Option Plan."

STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Corporation's Common Stock during the period from the Corporation's initial public offering on August 11, 1995 through December 31, 1995, with the cumulative total return for the Nasdaq Stock Market (U.S. companies) and the Nasdaq Computer and Data Processing Services Stock index (the "Nasdaq Computer Index"). The comparison assumes $100 were invested on August 11, 1995 in the Corporation's Common Stock at the $15.00 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                 DESKTOP DATA, INC., NASDAQ STOCK MARKET INDEX
                        AND NASDAQ COMPUTER INDEX(1)(2)




                       [PERFORMANCE GRAPH APPEARS HERE]


- --------------------------------------------------------------------------------
                   8/11/95   8/31/95   9/30/95   10/31/95   11/30/95   12/31/95
                   -------   -------   -------   --------   --------   --------
Desktop Data, Inc.  $100      $189      $232       $238       $178       $163
- -------------------------------------------------------------------------------
NASDAQ Stock Market $100      $102      $104       $103       $106       $105
NASDAQ Stock
Computer Index      $100      $ 98      $102       $107       $108       $106
- -------------------------------------------------------------------------------
- --------
(1) Prior to August 11, 1995 the Corporation's Common Stock was not publicly traded. Comparative data is provided only for the period since that date.
    This chart is not "soliciting material", is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filings of the Corporation under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on this graph was obtained from the Nasdaq Stock Market and the Nasdaq Stock Market and the Nasdaq Computer indices were prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago, a source believed to be reliable, although the Corporation is not responsible for any errors or omissions in such information

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                             CERTAIN TRANSACTIONS

  R.R. Donnelley & Sons Corporation ("Donnelley"), a customer of the Corporation, was billed an aggregate of approximately $18,000 in NewsEDGE subscriber fees in the year ended December 31, 1995. Mr. Cowan, Executive Vice President of Donnelley, serves on the Board of Directors of the Corporation. The Corporation retained R.R. Donnelley Financial International Printing Services, a division of Donnelley, as its financial printer for the Corporation's Prospectus in connection with its initial public offering. Printing expenses for the Corporation's initial public offering were approximately $130,000.

  William Blair & Corporation, an affiliate of William Blair Venture Partners III ("Blair"), is a customer of the Corporation and was billed an aggregate of approximately $71,000 in NewsEDGE subscriber fees in the year ended December 31, 1995. Ms. Carnahan, a general partner of Blair, serves on the Board of Directors of the Corporation.

  Powersoft Corporation ("Powersoft") is a customer of the Corporation and was billed an aggregate of approximately $80,000 in NewsEDGE subscriber fees in the year ended December 31, 1995. Mr. Kertzman, Chief Executive Officer of Powersoft, serves on the Board of Directors of the Corporation.

  In connection with the Corporation's redemption of the Series B Redeemable Preferred Stock on December 31, 1995, Messrs. Cass, McLagan and Mr. David Semmel, a former director of the Corporation, together with their respective affiliates, received $5,220, $6,412.50 and $2,250, respectively, in their capacities as holders of Series B Redeemable Preferred Stock, and Blair received $112,500.

                                  PROPOSAL 2

  AMENDMENT OF THE CORPORATION'S1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

PROPOSED AMENDMENT

  The Corporation's 1995 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on June 16, 1995 and approved by the stockholders on June 26, 1995. The Director Plan provides for the grant of options to purchase a maximum of 100,000 shares of Common Stock of the Corporation to non-employee directors of the Corporation. Currently, the Corporation's five non-employee directors participate in the Director Plan.

  After a review of equity compensation of non-employee directors of comparable companies, the Board of Directors determined that the Corporation's current equity compensation for its non-employee directors was inadequate to award and retain existing non-employee directors and to attract new qualified directors. Therefore, on January 23, 1996, subject to stockholder approval, the Board of Directors voted to increase the initial grant under the Director Plan from 5,000 to 20,000 shares of the Corporation's Common Stock.

DESCRIPTION OF DIRECTOR PLAN

  Under the current Director Option Plan, each non-employee director would receive, on the date such person is first elected to the Board, an option to purchase 5,000 shares of the Corporation's Common Stock, vesting over four years. Beginning at this Meeting and at each successive annual meeting, each non-employee director who has attended at least 75% of the board meetings during the previous fiscal year will receive an option to purchase 2,500 shares of Common Stock, vesting on the first anniversary of the date of such grant. All options granted under the Director Option Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The term of each option will be for a period of ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director of the Corporation or within 90 days after the optionee ceases to serve as a director of the Corporation (except that if a director dies or becomes disabled while he or she is serving as a director of the Corporation, the option is exercisable for a one-year period thereafter). The Board of Directors has voted to increase the 5,000 share initial grant of options to 20,000 shares, which will continue to vest over four years.

  In connection with Mr. Kertzman's appointment to the Board of Directors in January 1996, he was granted, pursuant to the Director Plan and subject to shareholder approval of the proposed amendment, an option to purchase 20,000 shares of the Corporation's Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO
                    AMEND THE CORPORATION'S DIRECTOR PLAN.

                                  PROPOSAL 3

                            APPOINTMENT OF AUDITORS

  The Board of Directors proposes that the firm of Arthur Andersen LLP ("Arthur Andersen"), independent certified public accountants, be appointed to serve as auditors for the fiscal year ending December 31, 1996. The ratification of this selection is not required under the laws of the State of Delaware, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years. Arthur Andersen has served as the Corporation's accountants since 1988. It is expected that a member of Arthur Andersen will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AVOTE "FOR" THE RATIFICATION OF
                                THIS SELECTION.

                             SECTION 16 REPORTING

  Section 16(a) of the Exchange Act, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1995 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1995; except that Messrs. Cass, McLagan, and Semmel, and William Blair Venture Partners III reported the Corporation's redemption of their Series B Redeemable Preferred Stock which occurred on December 31, 1995 in February, 1996.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended for inclusion in the proxy statement to be furnished to all Stockholders entitled to vote at the next Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than January 1, 1997. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Desktop Data, Inc., 80 Blanchard Road, Burlington, Massachusetts 01803, attention: Secretary.

                          INCORPORATION BY REFERENCE

  To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled "Report of Compensation Committee of Board of Directors on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting Stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some Stockholders in person or by mail, telephone or telegraph following the original solicitation.

  The contents and the sending of this proxy statement has been approved by the Board of Directors of the Corporation.

                              DESKTOP DATA, INC.

             Proxy for Annual Meeting of Stockholders, May 30, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Donald L. McLagan and Edward R. Siegfried, and each of them with full power of substitution to vote all shares of stock of DESKTOP DATA, INC. (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 30, 1996, at 10:00 a.m. local time at the Marriott located at 1 Mall Road, Burlington, Massachusetts 01803, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 26, 1996, a copy of which has been received by the undersigned.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES, OR ANY NOMINEE FOR WHICH APPROVAL HAS NOT BEEN WITHHELD, IN FAVOR OF SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996 AND IN FAVOR OF THE AMENDMENT TO THE CORPORATION'S 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO INCREASE THE INITIAL GRANT UNDER SUCH PLAN FROM 5,000 TO 20,000 SHARES OF THE CORPORATION'S COMMON STOCK. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                             *********************

    [_] PLEASE MARK
        VOTES AS IN THIS
        EXAMPLE

The Board of Directors recommends a vote for the following proposals:

1. To elect two (2) Class I directors to serve for a three-year term except as marked to the contrary below:

    NOMINEES:  A. Baron Cass III, Mitchell E. Kertzman,

    [_] FOR                     [_] WITHHELD       [_] _____________________
        ALL                         FROM ALL           FOR ALL NOMINEES
        NOMINEES                    NOMINEES           EXCEPT AS NOTED ABOVE

2. To approve an amendment to the Corporation's 1995 Non-Employee Director Stock Option Plan (the "Director Plan") to increase the initial grant under the Director Plan from 5,000 to 20,000 shares of the Corporation's Common Stock.
                   [_] FOR        [_] AGAINST      [_] ABSTAIN

3. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the Company for the fiscal year ending December 31, 1996.

                   [_] FOR        [_] AGAINST      [_] ABSTAIN

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

                               MARK HERE
                               FOR ADDRESS      [_]
                               CHANGE AND
                               NOTE AT LEFT


    Please sign your name exactly as it appears on your stock certificate(s), write in the date and return this proxy as soon as possible in the enclosed envelope. If the stock is registered in more than one name, each joint owner should sign. If signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Only authorized officers should sign for corporations.


    Signature _______________________________        Date ______________________

    Signature _______________________________        Date ______________________